CREDIT FACILITY AGREEMENT

This CREDIT FACILITY AGREEMENT (“Agreement”) is made as of the 30th day of May, 2008 by and among IEC ELECTRONICS CORP., a corporation formed under the laws of the State of Delaware (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”), a New York banking corporation, with offices at 255 East Avenue, Rochester, New York 14604.

ARTICLE I - DEFINITIONS

1.1 The following terms shall have the following meanings unless otherwise expressly stated herein:

“Affiliate” means any Person which directly or indirectly, or through one or more intermediaries, Controls or is Controlled By or is Under Common Control with Borrower.

“Agreement” means this Credit Facility Agreement, as further amended, extended or restated from time to time.

“Applicable Margin” means, with respect to the Revolving Line Facility, the Term Loan, and the Equipment Line Facility, the per annum rates shown in the applicable column of the table below based on the applicable Debt to EBITDARS Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Debt to EBITDARS	Revolving Line Facility*		Term Loan/Equipment Line Facility
		Base Rate Margin	LIBOR Margin	Base Rate Margin	LIBOR Margin

I	≥ 3.50 to 1	0.50%	2.75%	0.75%	3.00%

II	≥ 3.00 and < 3.50 to 1	0.25%	2.50%	0.50%	2.75%

III	≥ 2.50 and < 3.00 to 1	0.00%	2.25%	0.25%	2.50%

IV	≥ 2.00 and < 2.50 to 1	0.00%	2.00%	0.00%	2.25%

V	< 2.00	0.00%	1.50%	0.00%	1.75%

* For amounts outstanding as an Overline Advance, the Applicable Margin will be the applicable level shown in the above table plus 0.50%.

The Applicable Margin shall be fixed at Level III on the date of this Agreement. Effective on the first annual anniversary of the date of this Agreement, the Level applicable to Loans will be established based upon the Debt to EBITDARS Ratio as of the last day of the measurement period ending on March 31, 2009. Thereafter, changes, if any, in the Level applicable to Loans will be effective on the tenth (10th) day following each date on which the Borrower’s Quarterly Covenant Compliance Sheet (“QCC Sheet”) is required to be delivered to the Lender pursuant to Section 11.4, based upon the Debt to EBITDARS ratio shown therein. In the event that any QCC Sheet is not delivered by the date required, pricing will revert to Level I until the tenth (10th) day following the date of delivery of the delayed QCC Sheet, on which tenth day pricing will be adjusted to the applicable level shown by the QCC Sheet.

“Applicable Unused Fee” means the per annum rate (calculated based upon days elapsed over a 360 day year) shown in the table below based on the applicable Debt to EBITDARS Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Debt to EBITDARS	Unused Commitment Fee

I	≥ 3.50 to 1	0.500%

II	≥ 3.00 and < 3.50 to 1	0.375%

III	≥ 2.50 and < 3.00 to 1	0.250%

IV	≥ 2.00 and < 2.50 to 1	0.250%

V	< 2.00	0.125%

The Applicable Unused Fee shall be fixed at Level III on the date of this Agreement. Effective on the first annual anniversary of the date of this Agreement, the Level applicable to Unused Fees will be established based upon the Debt to EBITDARS ratio as of the last day of the measurement period ending on March 31, 2009. Thereafter, changes, if any, in the Level applicable to Unused Fees will be effective on the tenth (10th) day following each date on which the Borrower’s Quarterly Covenant Compliance Sheet (“QCC Sheet”) is required to be delivered to the Lender pursuant to Section 11.4, based upon the Debt to EBITDARS Ratio shown therein. In the event that any QCC Sheet is not delivered by the date required, pricing will revert to Level I until the tenth (10th) day following the date of delivery of the delayed QCC Sheet, on which tenth day pricing will be adjusted to the applicable level shown by the QCC Sheet.

“Asset Disposition” shall mean any sale, assignment, transfer, lease, or other disposition by a Person to any other Person, whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties (including (i) any interest in property, whether tangible or intangible, (ii) Capital Securities of Subsidiaries, and (iii) any sale-leaseback transaction), provided, however, that “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, and (b) the disposition of any obsolete or retired property not used or useful in the business of any of the Credit Parties in return for a fair market value.

“Base Rate” means the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate plus one-half percentage point (.5%).

“Base Rate Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the Base Rate.

“Borrower” means IEC Electronics Corp. and its successors, legal representatives and assigns.

“Borrowing Base” means the sum of the following:

(a) 85% of the Eligible Accounts of the Credit Parties; plus

(b) plus 35% of the Eligible Inventories of the Credit Parties up to a maximum of $2,000,000, or if the Inventory Overline Advance Rate has been elected pursuant to Section 2.2, 70% of the Borrower’s Eligible Inventories up to a maximum of $4,000,000.

“Borrowing Base Report” means a report described in Section 9.1 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of such State and, if the applicable day relates to LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Capital Security” means, (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (without limitation whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and (c) in each case, any and all warrants, rights or options to purchase any of the foregoing with respect to any Person, any security convertible into any of the foregoing, participations, and any other equity interests or equity equivalents with respect to such Person.

“Casualty Event” shall mean, with respect to any property (including any interest in property) of any Credit Party, any loss of, theft of, damage to, or condemnation or other taking of, such property for which any of the Credit Parties receives insurance proceeds, proceeds of a condemnation award, or other compensation, which proceeds are not used to replace or restore such property.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than twenty-five percent (25%) of the aggregate ordinary voting power in the election of Borrower’s directors represented by the issued and outstanding capital stock of Borrower.

“Closing Date” means the date of this Agreement.

“Commitment” means the Revolving Line Commitment and the agreement to make the Term Loan.

“Controls” (including the terms “Controlled By” or “Under Common Control”) means, but not be limited to, the ownership of ten percent (10%) or more of the outstanding shares of capital stock of any corporation having voting power for the election of directors, whether or not at the same time stock of any other class or classes has or might have voting power by reason of the happening of any contingency, or ownership of ten percent (10%) or more of any interest in any Person or any other interest by reason of which a controlling influence over the affairs of the Person may be exercised.

“Copyright Security Agreements” means the Copyright Security Agreement listed on Schedule 1.1(a), and any similar document delivered by any Credit Party, and, as amended, modified or restated from time to time.

“Credit Party(ies)” means the Borrower and each Guarantor.

“Debt” means, as of the measurement date, without duplication, on a consolidated basis, Borrower’s and its Subsidiaries’:

(a) indebtedness or liability for borrowed money, including without limitation Obligations under the Loan Documents, Val-U-Tech Subordinated Debt, the M&T Sale-Leaseback, synthetic leases and any other off-balance sheet financing (but except for the M&T Sale-Leaseback not including true operating leases);

(b) obligations evidenced by bonds, debentures, notes, or other similar instruments;

(c) obligations for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(d) obligations as lessee under capital leases;

(e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA;

(f) obligations as an account party under letters of credit and letters of guaranty;

(g) obligations under acceptance facilities;

(h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss;

(i) obligations secured by (or for which the holder of the obligations has an existing right, contingent or otherwise to be secured by) any Liens on property owned or acquired, whether or not the obligations secured thereby have been assumed; and

(j) all purchase money mortgages, and obligations under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments.

“Debt to EBITDARS Ratio” means as of the applicable measurement date, the Debt as of such date divided by EBITDARS for the twelve (12) Fiscal Month period ended as of such date.

“Default” means any event, action, inaction, occurrence or condition that with notice or passage of time, or both, would constitute an Event of Default.

“Distributions” means (i) dividends, payments, or distributions of any kind (including without limitation cash or property or the setting aside for payment of either) in respect of Capital Securities of the applicable Person except distributions in the form of such Capital Securities, and (ii) repurchases, redemptions, or acquisitions of Capital Securities.

“EBITDARS” means, for the applicable period, Net Income plus interest expense, cash Taxes paid, depreciation and amortization of intangible assets, payments due under the M&T Sale-Leaseback, and non-cash stock option expense, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.

“Eligible Accounts” means and includes only accounts receivable of a Credit Party (“Accounts”), the records and accounts of which are located in all places at which Borrower maintains, or will maintain, records relating to the Accounts, are acceptable to Lender in Lender’s reasonable discretion, arise out of sales in the ordinary course of the business of a Credit Party made by a Credit Party to a Person which is not an Affiliate nor an employee of a Credit Party nor controlled by an Affiliate, which are not in dispute and which do not then violate any warranty with respect to Accounts set forth in any security agreement made by any Credit Party in favor of Lender (“Lender Security Agreement”). No Account shall be an Eligible Receivable if more than 90 days have passed since the original invoice date and the inventory covered by such Account was shipped to the customer on or prior to the invoice date, or the services described in such invoice were provided on or prior to the invoice date. Accounts must not be owing by an Account debtor or a group of affiliated Account debtors whose then existing Accounts owing to the Credit Parties individually exceed in aggregate face amount twenty percent (20)%) of the Credit Parties’ total Eligible Receivables and are not owing by an Account debtor or a group of affiliated Account debtors whose then existing Accounts to any or all of the Credit Parties collectively exceed in aggregate face amount twenty percent (20%) of the total Eligible Receivables of all the Credit Parties; provided that the Lender may from time to time, in the exercise of its sole and absolute discretion, consent to a higher concentration limit and provided further that any such Account shall be a non-Eligible Receivable only to the extent of such excess. Lender may treat any Account as ineligible if: (a) any warranty contained in this Agreement or in any Lender Security Agreement with respect to Accounts has been breached; or (b) the Account debtor or any affiliate of the Account debtor has disputed the liability, or made any claim with respect to such Account or with respect to any other Account due from such customer or account debtor to any Credit Party; provided, however, only such portion of the Account which is disputed or subject to a claim shall be treated as ineligible unless Lender reasonably determines in its discretion that there is a material risk of nonpayment (or Lender is unable to assess the risk of nonpayment) of the entire Account or any other Account pending resolution of such dispute or claim, in which case Lender may treat the entire Account or such other Account as ineligible; or (c) the Account debtor or an affiliate of the Account debtor has filed a case for bankruptcy or reorganization under the Bankruptcy Code, or if any case under the Bankruptcy Code has been filed against the Account debtor or any affiliate of the Account debtor, or if the Account debtor or any Affiliate of the account debtor has assigned for the benefit of creditors, or if the Account debtor or any affiliate of the Account debtor has failed, suspended business operations, become insolvent, or had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or (d) if the Account debtor is also a supplier to or creditor of a Credit Party or if the Account debtor has or asserts any right of offset with respect to any Account or asserts any claim or counterclaim against any Credit Party with respect to any Account or otherwise (the Accounts due from the Account debtor will only be reduced to the extent of the claim or counter claim); or (e) the sale is to an Account debtor outside the United States or Canada, unless the sale is on letter of credit, acceptance or other terms acceptable to Lender; or (f) 50% or more of the Accounts of any Account debtor and its affiliates is ineligible, then all the Accounts of such Account debtor and its affiliates may be deemed ineligible by Lender; (g) it relates to a sale of goods or services to the United States, or any agency or department thereof, unless the applicable Credit Party assigns its right to payment of such Account to Lender in form and substance satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940, as amended; or (h) it relates to sale of goods or services to a state or local governmental authority or an agency or department thereof; or (i) it relates to intercompany sales, employee sales or is due from an Affiliate; or (j) it consists of a sale to an Account debtor on consignment, bill and hold, guaranteed sale, sale or return, sale on approval, payment plan, scheduled installment plan, extended payment terms or any other repurchase or return basis; or (k) the Account debtor is located in a state in which the applicable Credit Party is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless the applicable Credit Party has qualified as a foreign corporation authorized to do business in such state or has filed all required reports; or (l) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or (m) the Account arises from a sale of goods or services to an individual who is purchasing such goods primarily for personal, family or household purposes; or (n) if Lender believes, in its reasonable discretion, that collection of such Account is insecure or that such Account may not be paid by reason of the Account debtor’s financial inability to pay (should availability under the Revolving Line Facility be an issue, the Lender will allow the Borrower thirty (30) days prior to the removal from the Borrowing Base, provided that the Accounts from such Account debtor do not collectively exceed ten percent (10%) of the total Eligible Receivables).

“Eligible Inventories” means inventory owned by a Credit Party (“Inventory”) which has been identified and described to the Lender’s reasonable satisfaction, and is represented by the Borrower as meeting all of the following criteria on the date any Revolving Credit Loan based thereon is outstanding: (a) a Credit Party is the sole owner of the Inventory, none of the Inventory is being held or shipped by such Credit Party on a consignment or approval basis, such Credit Party has not sold, assigned or otherwise transferred all or any portion thereof, and none of the Inventory is subject to any claim, lien, or security interest other than in favor of Lender; (b) if any of the Inventory is represented or covered by any document of title, instrument or chattel paper, a Credit Party is the sole owner of all such documents, instruments, and chattel paper, all of which are in the possession of such Credit Party, none thereof has been sold, assigned, or otherwise transferred, and none thereof is subject to any claim, lien or security interest other than in favor of Lender; and (c) the Inventory consists of saleable non-obsolete, commodity type raw materials that are earmarked for specific orders and is not excess as shown on the Borrower’s Excess Stock Report or determined by the Lender’s collateral audits, and finished goods manufactured or acquired by a Credit Party in the ordinary course of such Credit Party’s business, as conducted on the date hereof, subject to its contract or sole possession and located in places where Credit Parties maintain, or will maintain, Inventory, and at locations for which landlord or bailee waivers in form and substance acceptable to Lender have been executed and delivered by such landlord or bailee to Lender; and any Inventory which the Lender in the good faith exercise of its sole discretion from time to time has deemed to be ineligible because the Lender otherwise considers the collateral value to the Lender to be impaired or its ability to realize such value to be insecure.

“Energy Loan” means the term loan made by the Lender to fund energy-related expenditures, referenced in Article IV hereof.

“Energy Loan Maturity Date” means April 2, 2013.

“Energy Loan Note” means the Energy Loan Note evidencing the Energy Loan, as such note may be amended, modified or restated from time to time.

“Environment” means any water, including, but not limited to, surface water and ground water or water vapor: any land, including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” means all present and future federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Environmental Permits” means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Environmental Report” means written reports, if any, prepared for the Lender by an environmental consulting or environmental engineering firm.

“Equipment Line Facility” means the equipment line facility established pursuant to Section 5.1 of this Agreement.

“Equipment Line Loan(s)” means a loan or loans made by the Lender to Borrower under the Equipment Line Facility.

“Equipment Line Maturity Date” means the first annual anniversary date of the Closing Date.

“Equipment Line Notes” means the Equipment Line Notes made from time to time by Borrower in favor of Lender pursuant to Section 5.4 of this Agreement, as such notes may be amended, modified or restated from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether incorporated or unincorporated) which together with the Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“Eurocurrency Reserve Requirement” means, for any Interest Period for a LIBOR Loan, the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency Liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (i) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (ii) any category of extension of credit or other assets that include LIBOR Loans.

“Event of Default” means the occurrence of any event described in Section 13.1.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period determined by the Lender to equal the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” means Borrower’s audited consolidated financial statements for the Fiscal Year ending September 30, 2007 described in Section 7.7.

“Fiscal Month” means a period that constitutes Borrower’s monthly accounting period.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending on December 31, March 31, June 30, and September 30 of any Fiscal Year.

“Fiscal Year” means the annual accounting period of Borrower ending on September 30 of each year.

“Fixed Charge Coverage Ratio” means, as of the applicable measurement date, the ratio of (i) EBITDARS minus Unfinanced Capital Expenditures minus cash Taxes paid for the four Fiscal Quarters just ended, to (ii) the sum of Interest Expense plus principal payments due or paid with respect to Debt (including payments under the M&T Sale-Leaseback) during the four Fiscal Quarters just ended.

“Fixed Rate” means, with respect to any particular Loan, the then Applicable LIBOR Margin for Term Loan/Equipment Line Facility, plus the Cost of Funds for two, three, four, or five years (the “Base Term”), as applicable. “Cost of Funds’ means the most recent yield on United States Treasury Obligations adjusted to a constant maturity to match the Base Term in effect two (2) Business Days prior to the date on which the Fixed Rate will first be applicable to the respective Loan, as published by the Board of Governors of the Federal Reserve System in the Federal Reserve Statistical Release H.15(519), or by such other quoting service, index, or commonly available source utilized by the Lender, plus the “ask” side of the like term swap spread.

“Fixed Rate Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to a Fixed Rate.

“Fixed Rate Period” means the period selected by the Borrower during which a particular Fixed Rate shall be applicable.

“Forfeiture Action” means any action, including investigations, hearings, and other legal proceedings, before any court, tribunal, commission, or governmental authority, agency, or instrumentality, whether domestic or foreign, that may result in seizure of any property or asset.

“GAAP” and “Generally Accepted Accounting Principles” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Guarantor(s)” means each Subsidiary which becomes a Guarantor pursuant to Section 9.12.

“Guaranties” means, collectively, the continuing guaranties executed and delivered to Lender by each Guarantor which guaranty payment of the Obligations, as amended, modified or restated from time to time, and “Guaranty” means any of the Guaranties.

“Hazardous Substances” means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, by-law, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

“Improvements” means any and all real property and improvements owned or used by any of the Credit Parties.

“Interest Expense” means, for the applicable period, all interest paid, capitalized, or accrued, and amortization of debt discount with respect to all Debt determined after giving effect to the net cost associated with Rate Management Transactions.

“Interest Period” means with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted or renewed, as applicable, and ending, as a Borrower may select, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, subject however, to the following limitations:

(a) Each Interest Period that commences on the last Business Day of the calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(b) No Interest Period may extend beyond the Termination Date; and

(c) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“Inventory Overline Advance Rate” means 70% of Borrower’s Eligible Inventory.

“Investment” of any Person means (a) acquisition of any Capital Security, evidence of Debt or other security or instrument issued by any other Person, (b) any loan, advance or extension of credit to (including guaranties of liabilities of), or any contribution to the capital of, any other Person, (c) any acquisition of assets or business from or Capital Security of any other Person and (d) any other investment in any other Person. An Investment shall be deemed to be “outstanding”, except to the extent that it has been paid or otherwise satisfied in cash or the Person making such Investment has received cash in consideration for the sale thereof, notwithstanding the fact that such Investment may otherwise have been forgiven, released, canceled or otherwise nullified.

“Lender” means Manufacturers and Traders Trust Company, and its successors, legal representatives, and assigns

“LIBOR Interest Rate” means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Lender to be equal to the quotient of (i) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (ii) one minus the Eurocurrency Reserve Requirement for such Interest Period.

“LIBOR Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the LIBOR Interest Rate.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, assignment or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or comparable law) of any jurisdiction naming the owner of the asset to which such lien applies as a debtor (other than a filing which does not evidence an outstanding secured obligation, or a commitment to make advances or to incur any other obligation of any kind).

“Linked Deposit Program” shall mean the Empire State Development Linked Deposit Program, in which the Lender is, as of the date hereof, a participant.

“Loan(s)” means, collectively, the Revolving Credit Loans, the Term Loan, and Equipment Line Loans as the context requires.

“Loan Documents” means the Agreement, the Notes, the Security Documents, and all other agreements, documents and certificates executed with or in favor of the Lender in connection with the Agreement or any amendment to the Agreement or to any other Loan Document.

“London Interbank Offered Rate” applicable to any Interest Period for a LIBOR Loan means the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which dollar deposits are offered on page 3750 of the Dow Jones Markets Screen for a period and in an amount comparable to the Interest Period and the principal amount of such LIBOR Loan, at approximately 11:00 a.m. London time, or if such rate is not available, the rate as determined by the Lender from any broker, quoting service or commonly available source utilized by the Lender.

“M&T Sale-Leaseback” means the sale-leaseback arrangement between the Lender and the Borrower evidenced in part by the Master Equipment Lease dated on or about even date herewith.

“Material Adverse Effect” means a material adverse effect on the financial condition, performance, business, operations or prospects of the Credit Parties, taken as a whole.

“Money Market Investments” means (a) any security issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or having a remaining maturity of not more than 270 days, (b) any certificate of deposit, eurodollar time deposit and banker’s acceptance with remaining maturity of not more than 270 days, any overnight bank deposit, any demand deposit account, in each case with Lender or with any United State commercial bank having capital and surplus in excess of $500,000,000 and rated B or better by Thomson Bankwatch Inc., (c) any repurchase obligation with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, and (d) any commercial paper issued by Lender and any other commercial paper rated A-1 by Standard & Poor’s Rating Group of Prime-1 by Moody’s Investors Service, Inc. and in any case having a remaining maturity of not more than 270 days.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which any of the Credit Parties or any ERISA Affiliate is obligated to make, has made, or will be obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” shall mean (a) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by any Person in respect of such Casualty Event less (i) reasonable fees and expenses incurred by such Person in connection therewith, and (ii) contractually required payments of Debt to the extent secured by Liens on the property subject to such Casualty Event and any income or transfer Taxes paid or reasonably estimated by such Person to be payable by such Person as a result of such Casualty Event, and (b) in the case of any Asset Disposition, the aggregate amount of all cash payments and proceeds (including any cash payments made from time to time in respect to the principal amount of any note or similar instrument or agreement providing for or evidencing debt as the deferred purchase price owing from the purchaser of such asset to the applicable Person) received by any Person in connection therewith less (i) reasonable fees and expenses incurred by such Person in connection therewith, (ii) Debt to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee (or holder of the Lien on) such property requires that such Debt be repaid as a condition of such Asset Disposition, and (iii) any income or transfer Taxes paid or reasonably estimated by the Person to be payable by such Person as a result of such Asset Disposition.

“Net Income” means for the applicable period, the net earnings of the Borrower on a consolidated basis, determined in accordance with GAAP on a consistent basis, but excluding:

(a) any gain or loss arising from the sale of capital assets;

(b) any gain arising from any write-up of assets;

(c) net earnings or losses of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary;

(d) net earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by Borrower, realized by such Person prior to the date of such acquisition;

(e) net earnings or losses of any Person in which Borrower has an ownership interest, except any such net earnings which have actually been received by Borrower in the form of cash distributions and except the net earnings or losses of any Guarantor;

(f) any portion of the net earnings of any Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower;

(g) the net earnings or losses of any Person to which any assets of Borrower shall have been sold, transferred or disposed of after the date of such transaction,

(h) the net earnings or losses of any Person into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(h) any gain arising from the acquisition of any securities of Borrower; and

(i) any gain or loss arising from extraordinary items.

“Note(s)” means the Revolving Credit Note, the Term Loan Note, the Energy Loan Note, and the Equipment Line Notes.

“Obligations” means and shall include all of the Credit Parties’ obligations to the Lender and/or to any of Lender’s affiliates of any kind or nature, arising now or in the future under or related to this Agreement and/or the Loan Documents including obligations related to the Revolving Credit Note, the Term Loan Note, the Energy Loan Note, the Equipment Line Notes, overdrafts, obligations related to Rate Management Transactions, automated transfer transactions, electronic funds transfers, other transactions related to the Credit Parties’ dealings with the Lender, interest accruing after the filing of any petition or assignment in bankruptcy or for reorganization by or against the Credit Parties (whether or not such a claim for such post-petition interest is allowed in the proceedings), fees, charges, expenses, and amount payable with respect to guaranties.

“Overline Advance” means any portion of a Loan under the Revolving Line Facility that is available under the Borrowing Base only if the Inventory Overline Advance Rate is in effect.

“PBGC” means the Pension Benefit Guarantee Corporation and any successor thereto.

“Permitted Debt” means Debt described in Section 10.1.

“Permitted Liens” means the Liens set forth on Schedule 1.1(b) and the following Liens:

(a) liens imposed by any governmental authority for Taxes or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower subject to such lien in accordance with GAAP on a consistent basis;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days, or which are being contested in good faith and by appropriate proceedings;

(c) pledges or deposits under workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(e) Liens in favor of Lender.

“Person” means any individual, sole proprietorship, or other entity of any kind or nature including any corporation, partnership, trust, unincorporated organization, limited liability company, unlimited liability company, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Plan” means any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of a Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

(a) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, “golden parachute”, “rabbi trust”, or other executive compensation plan, program, contract, arrangement or practice;

(b) ERISA Plans - any “employee benefit plan” as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

(c) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

“Prepayment Premium” means a payment by the Borrower with respect to any prepayment in whole or in part of the Term Loan or an Equipment Line Loan which is a Fixed Rate Loan equal to the greater of (a) one percent (1%) of the principal sum prepaid, or (b) an amount equal to the present value of the difference between (i) the amount of interest that would have accrued on the principal sum from the date of the prepayment to the end of the applicable Fixed Rate Period, at the interest rate set forth in the Term Loan Note or Equipment Line Note, as the case may be, in effect on the date of prepayment and (ii) the amount of interest that would have accrued on the principal sum from the date of the prepayment to the end of the applicable Fixed Rate Period of the applicable Note at the Current Market Rate. “Current Market Rate” shall mean the most recent yield on United States Treasury Obligations adjusted to a constant maturity having a term most nearly corresponding to Fixed Rate Period remaining from the date of prepayment to the last day of the applicable Fixed Rate Period, in effect two (2) Business Days prior to the prepayment date as published by the Board of Governors of the Federal Reserve System in the Federal reserve Statistical Release H.15 (519), or by such other quoting service, index, or commonly available source utilized by the Lender. The “present value” calculation shall use the Current Market Rate as the discount rate and shall be calculated as if each installment of the principal sum had been made when due during the remainder of the applicable Fixed Rate Period.

“Prime Rate” means the rate of interest announced by the Lender from time to time at its Principal Office as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by Lender to its borrowers.

“Principal Office” means the Lender’s office at 255 East Avenue, Rochester, New York 14604.

“Quarterly Covenant Compliance Sheet” means the covenant compliance sheet delivered on a quarterly basis by Borrower to Lender, in substantially the form of Exhibit A attached hereto, including a certificate of the Chief Financial Officer of Borrower certifying that no Event of Default or Default has occurred and certifying to the accuracy of an attached schedule showing computation of financial covenants contained in Article XI hereof.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Credit Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

“Release” has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

“Revolving Credit Commitment” means the Commitment of the Lender related to the Revolving Credit Facility.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 of this Agreement.

“Revolving Credit Loan(s)” means a loan or loans made by the Lender to Borrower under the Revolving Credit Facility.

“Revolving Credit Note” means the Revolving Credit Note in the amount of the Revolving Credit Commitment, as such note may be amended, modified or restated from time to time.

“Security Agreement” means the General Security Agreement made by each Credit Party in favor of Lender.

“Security Documents” means those documents set forth on Schedule 1.1(e).

“Subsidiary” means any Person, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements in accordance with GAAP (including among others consolidated subsidiaries of consolidated subsidiaries).

“Tax” means any federal, state, provincial, or foreign tax (including withholding tax), assessment, or other governmental charge (including penalties and interest) upon a Person or upon its assets, revenues, income, or profits.

“Termination Date” means May 30, 2013.

“Term Loan” means the $1,700,000 aggregate original outstanding principal balance term loan made by the Lender pursuant to Article III hereof.

“Term Loan Maturity Date” means May 30, 2013.

“Term Loan Note” means the Term Loan Note evidencing the Term Loan, as such note may be amended, modified or restated from time to time.

“Trademark Security Agreements” means the Trademark Collateral Security and Pledge Agreement listed on Schedule 1.1(e), and any similar document delivered by any Credit Party, and, as amended, modified or restated from time to time.

“Type of Loan” means a Base Rate Loan, LIBOR Loan, or Fixed Rate Loan, as the case may be.

“Unfinanced Capital Expenditures” means all capital expenditures other than (i) capital expenditures financed by the Lender (but excluding for this definition any capital expenditures financed with the proceeds of a Revolving Credit Loan), and (ii) capital expenditures financed with Debt (other than the Loans) permitted under this Agreement or Debt to which the Lender consents in writing.

“Val-U-Tech Subordinated Debt” means Debt incurred to the Shareholder of Val-U-Tech, Inc. in connection with the closing of the Val-U-Tech Transaction, which Debt must be subordinated to the Obligations in form and substance satisfactory to the Lender.

“Val-U-Tech Transaction” means the acquisition by the Borrower of the stock of Val-U-Tech Corp. pursuant to the Agreement and Plan of Merger among Borrower, VUT Merger Corp., Val-U-Tech, Inc. and the Shareholders of Val-U-Tech, Inc. dated May 23, 2008.

1.2 Interpretation. This Agreement has been prepared in cooperation of counsel for each of the parties, and shall not be construed as against any particular party as drafter. Unless otherwise expressly provided in this Agreement, the following interpretations shall apply:

(a) references in this Agreement to statutes shall include any amendments of the same and any rules and regulations promulgated thereunder,

(b) references to Persons include their permitted successors and assigns, and in the case of any governmental authority, any Person succeeding to its functions and capacities,

(c) references to agreements (including exhibits and schedules thereto) include amendments, assignments, and restatements provided that such amendments, assignments, and restatements are not prohibited by the Loan Documents,

(d) references to specific sections, articles, annexes, schedules, and exhibits are to this Agreement,

(e) words importing gender include the other gender,

(f) the singular includes the plural and the plural includes the singular,

(g) the words, “including”, “include”, and “includes” shall be deemed to be followed by the words “without limitation”,

(h) each authorization herein shall be deemed irrevocable and coupled with an interest,

(i) obligations or liabilities of the Credit Parties, or any of them, to which this Agreement makes reference shall be joint and several,

(j) accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP, and

(k) captions and headings are for ease of reference only and shall not affect the construction hereof.

ARTICLE II - REVOLVING CREDIT FACILITY

2.1 Revolving Credit Commitment. The Lender agrees, subject to Section 2.2 and the other terms and conditions hereinafter set forth, to make Revolving Credit Loans to the Borrower from time to time during the period from the Closing Date up to but not including the Termination Date in an aggregate principal amount not to exceed at any time outstanding the amount of $9,000,000. During the period from the Closing Date to the Termination Date, within the limits of the Revolving Credit Commitment and subject to Section 2.2, the Borrower may borrow, prepay pursuant to Section 2.6, and reborrow under this Section 2.1. On such terms and conditions, the Revolving Credit Loans may be outstanding as Base Rate Loans or LIBOR Loans.

2.2 Borrowing Base; Overline Advances. Notwithstanding the provisions of Section 2.1, the aggregate principal amount of all outstanding Revolving Credit Loans shall not exceed the lesser of the Borrowing Base and the Revolving Credit Commitment.

Upon Borrower’s request the Inventory Overline Advance Rate shall apply and the Lender will make Overline Advances from time to time; provided, however no new Overline Advance shall be available unless no Overline Advances have been outstanding in the immediately prior thirty (30) consecutive days and no Default then exists.

At any time that the aggregate principal amount of all outstanding Revolving Credit Loans exceeds the lesser of the Borrowing Base and the Revolving Credit Commitment, the Borrower shall immediate prepay a portion of the Revolving Credit Loans that is at least the amount of such excess pursuant to Section 2.6 hereof.

2.3 Notice and Manner of Borrowing. Borrower agrees to give the Lender notice of any Revolving Credit Loan on or before the Business Day of each Base Rate Loan, and at least three (3) Business Days before each LIBOR Loan, specifying: (a) the date of such Loan; (b) the amount of such Loan; (c) the Type of Loan; and (d) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Subject to the terms of this Agreement, and upon fulfillment of the applicable conditions set forth in VIII, the Lender shall credit the amount of such advance, in immediately available funds, to the account of the Borrower maintained with the Lender for that purpose. By mutual agreement, the Lender and Borrower may agree to sweep arrangements under mutually acceptable terms from time to time.

2.4 Interest. Borrower shall pay interest to the Lender on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at either the Base Rate or the LIBOR Interest Rate as the case may be, in each case plus the Applicable Margin. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Each LIBOR Rate shall be effective for the applicable Interest Period. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

2.5 Revolving Credit Note. Borrower’s obligation to repay the Revolving Credit Loans shall be evidenced by a Revolving Credit Note in substantially the form of Exhibit B to this Agreement, in favor of Lender in the aggregate principal amount of Lender’s Revolving Credit Commitment.

2.6 Payments.

(a) Interest shall be paid in immediately available funds to the Lender, in the case of LIBOR Loans on the last day of the applicable Interest Period but no less often than every three months, and in the case of Base Rate Loans, on the first day of each month. All accrued and unpaid interest shall be due and payable on the Termination Date.

(b) Each Overline Advance shall be repaid in full no later than the sixtieth (60th) day after the making of such Overline Advance.

(c) All Revolving Credit Loans shall be repaid in full on the Termination Date.

(d) At any time that the Borrower becomes aware or receives notice (oral or written) that the outstanding principal amount of all Revolving Credit Loans exceeds the Borrowing Base, Borrower shall immediately prepay that portion of the Revolving Credit Loans that is necessary to comply with the provisions of Section 2.2.

2.7 Unused Commitment Fee. Borrower agrees to pay to the Lender the Applicable Unused Fee on the average amount of the Revolving Credit Commitment unused during each Fiscal Quarter. Such fee shall be payable quarterly and the Lender is hereby authorized to charge Borrower’s account with Lender for the amount of such fee. The Lender will send Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated, and will send such invoice within two (2) Business Days after such fee is so charged..

2.8 Use of Proceeds. Proceeds of the Revolving Credit Loans shall be used on the date of this Agreement first for repayment in full of obligations to Keltic Financial. Thereafter the Revolving Credit Loans will be available for the Borrower’s general corporate purposes including purchase of the stock of Val-U-Tech Corp..

ARTICLE III - TERM LOAN

3.1 Term Loan. On the Closing Date the Lender will make a term loan (the “Term Loan”) to Borrower on the terms and conditions hereinafter set forth, in the aggregate principal amount of One Million Seven Hundred Thousand Dollars ($1,700,000).

3.2 Term Loan Note. Borrower’s obligation to repay the Term Loan shall be evidenced by its promissory note in substantially the form of Exhibit C to this Agreement, with blanks appropriately completed.

3.3 Principal Payments on Term Loan. Borrower agrees to pay the principal amount of the Term Loans in consecutive installments on the first day of each month in the amount of $28,334 each. The entire unpaid principal amount of the Term Loan shall be due and payable on the Term Loan Maturity Date.

3.4 Interest.

(a) Borrower shall pay interest on the outstanding principal amount of the Term Loan at the rate of six and seven-tenths percent (6.7%) per annum. Interest on the Term Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b) Interest on the Term Loan shall be paid in immediately available funds to the Lender on the first day of each month. All remaining accrued interest shall be due and payable on the Term Loan Maturity Date.

3.5 Use of Proceeds. Proceeds of the Term Loan shall be used on the date of this Agreement first for repayment in full of obligations to Keltic Financial. Thereafter the Term Loan proceeds will be available for the Borrower’s general corporate purposes including purchase of the stock of Val-U-Tech Corp..

ARTICLE IV - ENERGY LOAN

4.1 Energy Loan. The existing Energy Loan made by Lender to Borrower in the original aggregate outstanding principal amount of $203,306.15 shall remain outstanding.

4.2 Energy Loan Note. Borrower’s obligation to repay the Energy Loan is evidenced by its promissory note with attached rider in substantially the form of Exhibit D to this Agreement.

4.3 Energy Loan Payments. Borrower shall make payments of principal and interest as provided in the Energy Loan Note. All remaining unpaid principal and accrued interest on the Energy Loan shall be due and payable in full on the Energy Loan Maturity Date.

4.4 Interest. Borrower shall pay interest on the outstanding principal amount of the Energy Loan as provided in the Energy Loan Note.

4.5 Energy Loan Documents. The provisions of this Agreement supersede and replace the Agreement (Affirmative Agreements) containing financial covenants executed by and between the Borrower and Lender in connection with closing of the Energy Loan.

ARTICLE V - EQUIPMENT LINE OF CREDIT FACILITY

5.1 Equipment Line of Credit. Subject to Section 5.2 and the other terms and conditions hereinafter set forth, the Lender has established the Equipment Line Facility, available in the discretion of the Lender to the Borrower from time to time during the period from the Closing Date up to but not including the Equipment Line Maturity Date, in an aggregate principal amount of $1,500,000. No reborrowing is available under the Equipment Line Facility. The Lender will consider Borrower’s requests for Equipment Line Loans, but shall have the sole and absolute discretion whether to make any Loan (or any portion of any Loan) requested by Borrower, regardless of any general availability under the Equipment Line Facility.

5.2 Notice and Manner of Borrowing. Borrower may make requests for Equipment Line Loans, in minimum amounts of $100,000, to the Lender specifying: (a) the date of such Loan; (b) the amount of such Loan; (c) the Type of Loan; (d) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto, and (e) the purpose of the Loan including copies of invoices for equipment being purchased and other supporting documentation reasonably requested by Lender. Subject to the terms of this Agreement including Section 5.1, and upon fulfillment of the applicable conditions set forth in Article VIII, the Lender shall credit the amount of such Equipment Line Loan, in immediately available funds, to the account of the Borrower maintained with the Lender for that purpose.

5.3 Interest.

(a) The Equipment Line Loans may be outstanding as Base Rate Loans, LIBOR Loans, or Fixed Rate Loans (in which case the rate shall be fixed for the duration of the term of the Equipment Line Loan), as elected with respect to each Equipment Line Loan at least three (3) Business Days before the date on which such Equipment Line Loan is made. Borrower shall pay interest to the Lender on the outstanding and unpaid principal amount of the each Equipment Line Loan at the Base Rate plus the Applicable Margin, the LIBOR Interest Rate plus the Applicable Margin, or the Fixed Rate, whichever may have been elected by the Borrower. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Each LIBOR Rate shall be effective for the applicable Interest Period. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b) Provided that the Lender remains a participant in the Linked Deposit Program and approval is received from New York Empire State Development for Borrower’s participation in such program, the Lender will provide the Borrower with the interest rate benefit under the Linked Deposit Program for up to an aggregate of $500,000 in Equipment Line Loans. Borrower must elect a Fixed Rate for any Equipment Line Loan for the period in which Linked Deposit Program benefits are received, which period may not exceed forty-eight month, and the other terms and conditions of general application to the Linked Deposit Program must be satisfied.

5.4 Equipment Line Notes. Borrower’s obligation to repay each Equipment Line Loan shall be evidenced by an Equipment Line Note in substantially the form of Exhibit E to this Agreement, with blanks appropriately completed, in favor of Lender in the principal amount of such Equipment Line Loan. In addition, for any Equipment Line Note to which the Linked Deposit Program will apply, the Borrower will execute and deliver to Lender a Linked Deposit Program Equipment Line Note Rider in substantially the form of Exhibit F to this Agreement, with blanks appropriately completed.

5.5 Payments.

(a) Interest on outstanding Equipment Line Loans shall be paid in immediately available funds to the Lender, in the case of LIBOR Loans on the last day of the applicable Interest Period but no less often than every three months, and in the case of Base Rate Loans or Fixed Rate Loans, on the first day of each month. All accrued and unpaid interest shall be due and payable on the Termination Date.

(b) The principal of each Equipment Line Loan shall be repaid in consecutive monthly installments on the first day of each month, each equal to one-sixtieth of the original principal amount of the particular Equipment Line Loan. All Equipment Line Loans shall be repaid in full on the Termination Date.

5.6 Use of Proceeds. Proceeds of the Equipment Line Loans shall be used to finance the purchase price of capital equipment.

ARTICLE VI - CERTAIN GENERAL PROVISIONS

6.1 Conversions and Renewals. Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Lender notice at least one (1) Business Day before conversion into a Base Rate Loan and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (a) the renewal or conversion date; (b) the amount of the Loan to be converted or renewed; (c) in the case of conversions, the type of Loan to be converted into; and (d) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. All notices given under this Section 6.1 shall be irrevocable and shall be given not later than 11:00A.M. (New York time) on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Lender the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto or a Fixed Rate Loan prior to the expiration of the period for which such rate is fixed, such LIBOR Loan or Fixed Rate Loan shall automatically be converted into a Base Rate Loan on the last day of the Interest-Period for such Loan. Each LIBOR Loan shall be in an amount not less than $1,000,000 and in $500,000 increments except LIBOR Loans made under the Equipment Line Facility which shall be in amounts not less than $100,000 and in $100,000 increments. No more than five (5) LIBOR Loans may be outstanding at any one time.

6.2 Notices. All notices given under Section 2.3 and Section 6.1 shall be irrevocable and shall be given not later than 10:00 a.m. (New York time) on the day which is not less than the number of Business Days specified above for such notice. Notices given pursuant to Section 2.3 and Section 6.1 shall be in writing or by confirmed facsimile transmission or by email actually received by the Lender, and shall be given to the Lender at the Lender Office. Notices shall be effective on the date received by the Lender if received on or before 10:00 a.m. (New York time) on a Business Day, and shall be effective on the next Business Day if received after 10:00 a.m. (New York time) on a Business Day.

6.3 Method of Payment. Borrower shall make each payment under this Agreement and the Notes not later than 12:00 noon (New York time) on the date when due in lawful money of the United States to the Lender at its Principal Office in immediately available funds. Borrower hereby authorizes the Lender, if and to the extent payment is not made when due under this Agreement and the Notes, to charge from time to time against any account of Borrower with the Lender any amount as due.

6.4 Illegality. Notwithstanding any other provision in this Agreement, if any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible, or impractical as a result of a contingency occurring after the date of this Agreement that materially affects the interbank market for the Lender to maintain or fund LIBOR Loans, then upon notice to the Borrower, the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to the Lender under this Agreement shall (a) at the election of Borrower, be Converted into Base Rate Loans of the same principal amount or, if no such election is made, be repaid (b) immediately upon demand of the Lender if such change or compliance with such request, in the judgment of the Lender, requires immediate repayment, or (c) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

6.5 Disaster. Notwithstanding anything to the contrary herein, if the Lender determines (which determination shall be conclusive) that:

(a) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

(b) the relevant rates of interest referred to in the definition of LIBOR Interest Rate upon the basis of which the rate for any such type of Loan is to be determined do not accurately cover the cost to the Lender of making or maintaining LIBOR Loans;

then the Lender shall forthwith give notice thereof to the Borrower, whereupon (a) at the election of Borrower, the LIBOR Loans shall be Converted into Base Rate Loans of the same principal amount or, if no such election is made, and (b) (i) the obligation of the Lender to make LIBOR Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

6.6 Increased Cost. From time to time upon notice to the Borrower from the Lender, the Borrower shall pay to the Lender such amounts as the Lender may determine to be necessary to compensate the Lender for any costs incurred by the Lender which the Lender determines are attributable to its making or maintaining any LIBOR Loans hereunder or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Lender under this Agreement or the Notes in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Agreement in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including the Lender of or under U.S. federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (a) changes the basis of taxation of any amounts payable to the Lender under this Agreement or the Notes in respect of any such Loans (other than Taxes imposed on the overall net income of the Lender for any of such Loans by the jurisdiction where the Lender Principal Office is located); or (b) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions or credit or other assets of, or any deposits with or other liabilities of, the Lender (including any of such Loans or any deposits referred to in the definition of LIBOR Interest Rate); or (c) imposes any other condition affecting this Agreement or the Notes (or any such extensions of credit or liabilities). The Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Lender to compensation pursuant to this Section 6.6 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, but in no event will Borrower be liable for Additional Costs arising from any Regulatory Change which occurred more than six (6) months before the date of such notice.

Determinations by the Lender for purposes of this Section 6.6 of the effect of any Regulatory Change on its costs of making or maintaining Loans or on amounts receivable by it in respect of Loans, and of the additional amounts required compensate any the Lender in respect of any Additional Costs, shall be conclusive, provided that such determinations are made on a reasonable basis.

6.7 Risk-Based Capital. In the event that the Lender determines that with respect to any LIBOR Loans hereunder (a) compliance with any judicial, administrative, or other governmental interpretation of any law or regulation or (b) compliance by the Lender or any corporation that Controls Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by the Lender or any corporation that Controls the Lender, and the Lender determines that such increase is based upon its obligations hereunder, and other similar obligations, the Borrower shall pay to the Lender, such additional amount as shall be certified by the Lender to be the amount allocable to the Lender’s obligations to the Borrower hereunder. The Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle the Lender to compensation pursuant to this Section 6.7 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, but in no event will the Borrower be liable for any compensation hereunder based on any event which occurred more than six (6) months before the date of such notice.

Determinations by the Lender for purposes of this Section 6.7 of the effect of any increase in the amount of capital required to be maintained by the Lender and of the amount allocable to the Lender’s obligations to the Borrower hereunder shall be determined by the Lender acting reasonably and in good faith using averaging and attribution methods that are reasonable, provided, however, absent manifest error, the Lender’s computation shall be final, conclusive, and binding.

6.8 Funding Loss Indemnification. Upon notice to Borrower from the Lender, Borrower shall pay to the Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost, liability, funding loss, or expense (in each case whether by reason of any reduction in yield, the liquidation or reemployment of any deposit or other funds acquired by the Lender, the fixing of any interest rate payable on LIBOR Loans, or otherwise) incurred directly or indirectly as a result of:

(a) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans; or

(b) any failure by Borrower to borrow or convert a LIBOR Loan on the date for borrowing or conversion specified in the relevant notice under Section 2.3, 5.2, or 6.1, as the case may be, or

(c) any failure by Borrower to pay a LIBOR Loan on any date for payment specified in Borrower’s written notice of intention to pay such LIBOR Loan, or

(d) other event pursuant to which a LIBOR Loan is converted to a Base Rate Loan.

6.9 Administrative Expenses. Borrower shall pay any reasonable fees, expenses and disbursements, including reasonable legal fees, of the Lender related to this Agreement, the Obligations, the perfection and protection of any collateral security required hereunder, the transactions contemplated by this Agreement, and the administration of this Agreement and the Obligations. Such payments shall be due at Closing and thereafter as incurred by the Lender.

6.10 Collection Costs. At the request of the Lender, Borrower shall promptly pay any reasonable fees, expenses and disbursements, including reasonable legal fees, of the Lender in connection with collection of any of the Obligations or enforcement of any of the Lender’s rights hereunder or under the Loan Documents. This obligation shall survive the payment of any Notes executed hereunder. The Lender may apply any payments of any nature received by it first to the payment of Obligations under this Section 6.10, notwithstanding any conflicting provision contained in this Agreement or any other agreement with the Borrower.

6.11 Default Interest Rate. Upon the occurrence of an Event of Default, notwithstanding anything else herein, the rate of interest on each of the Obligations shall be automatically increased to a rate at all times equal to three percentage points (3%) above the rate of interest which would be in effect absent such failure of compliance, such increased rate and fees to remain in effect through and including the satisfaction and payment in full of all of the Obligations and the termination of the Commitment, or written waiver of such Event of Default by the Lender.

6.12 Late Payment Fees. Payments of principal and/or interest not made in full before the date five (5) Business Days after the date due shall be subject to a processing charge of five percent (5%) of the payment due.

6.13 Payment of Fees. Borrower hereby authorizes the Lender to withdraw an amount equal to the fees which are due and payable hereunder from any of its accounts with the Lender if not paid on the due date for such fees. The Lender shall advise the Borrower of any such withdrawals, provided, however, that failure by the Lender to give the Borrower such advice shall not prevent the Lender from making any such withdrawals under this Section 6.13.

6.14 Prepayments.

(a) LIBOR Loans are prepayable only at the end of the respective applicable Interest Periods, and breakage costs pursuant to Section 6.8 will apply to any payment of principal for any reason during an applicable Interest Period, including without limitation by reason of acceleration. Prepayments of Fixed Rate Loans are subject to payment of the Prepayment Premium. Prepayments of Base Rate Loans may be made without premium or penalty.

(b) The Lender reserves the right to require advance notice for all prepayments of Loans.

(c) Voluntary principal prepayments of the Term Loan must be in minimum amounts of $500,000 each.

(d) Mandatory principal prepayments of first the Term Loan and then any Equipment Line Loans shall be made within five Business Days after the date received by any Credit Party of and in an amount equal to (i) one hundred percent (100%) of Net Cash Proceeds of any Asset Disposition outside of the ordinary course of business if the aggregate Net Cash Proceeds exceed $100,000 (cumulatively and in the aggregate), and (ii) one hundred percent (100%) of the Net Cash Proceeds from any Casualty Event. In the event of a mandatory prepayment, the Lender will waive any Prepayment Premium related to such prepayment of any Fixed Rate Loan.

(e) Prepayments of the Term Loan and Equipment Line Notes shall be applied to the principal installments in the inverse order of their maturities.

(f) If by reason of an Event of Default the Lender elects to declare the Obligations to be immediately due and payable and/or to reduce or terminate the Commitment, then any indemnities pursuant to Section 6.8 and the Prepayment Premium shall become due and payable in the same manner as though the Borrower had voluntarily prepaid the Notes.

6.16 Commitment Fee. On the Closing Date, in consideration of the Commitment the Borrower shall pay the Lender a commitment fee of $25,000.

6.17 Obligations Related to Rate Management Transactions. In the event that the Borrower enters into any Rate Management Transaction with the Lender, any costs incurred by the Lender or its affiliates in connection therewith, including any interest, expenses, fees, premiums, penalties or other charges associated with any obligations undertaken by the Lender or its Affiliates to hedge or offset the Lender’s or its affiliates obligations pursuant to such agreement, or the termination of any such obligations, shall be deemed additional interest and/or a related expense (to be determined in the sole discretion of the Lender) and due as part of the Obligations and secured by all collateral for and covered by all guarantees of the Obligations to the full extent thereof, and included in any judgment in any proceeding instituted by the Lender.

6.18 Payments Due on Non-Business Days. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day

ARTICLE VII - REPRESENTATIONS OF BORROWER

The Borrower represents and warrants to the Lender as follows:

7.1 Organization and Power.

(a) Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to transact business and in good standing in all other states and jurisdictions in which it is required to qualify or in which failure to qualify could have a material adverse impact on its business. The jurisdictions of formation and qualification for each of the Credit Parties are described in Schedule 7.1.

(b) Each of the Credit Parties has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby.

7.2 Proceedings of Borrower.

(a) All necessary action on the part of the Credit Parties relating to authorization of the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of the Credit Parties, hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of the Credit Parties, as applicable, enforceable in accordance with their respective terms.

(b) The execution and delivery by the Borrower of this Agreement and all related documents and agreements, and the performance by each of the Credit Parties of their respective obligations under this Agreement, the Security Documents and all related documents and agreements will not violate any provision of law or their respective Certificates of Incorporation or By-Laws. The execution, delivery and performance of this Agreement, the Security Documents and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Credit Parties is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any governmental authority.

7.4 Proceedings of Borrower.

(a) All necessary action on the part of the Credit Parties relating to authorization of the execution and delivery of this Agreement and all related documents and instruments, and the performance of the Obligations of the Credit Parties, hereunder and thereunder has been taken. This Agreement and all related documents and instruments constitute legal, valid and binding obligations of the Credit Parties, as applicable, enforceable in accordance with their respective terms.

(b) The execution and delivery by the Borrower of this Agreement and all related documents and agreements, and the performance by each of the Credit Parties of their respective obligations under this Agreement, the Security Documents and all related documents and agreements will not violate any provision of law or their respective Certificates of Incorporation or By-Laws. The execution, delivery and performance of this Agreement, the Security Documents and all related documents and agreements, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Credit Parties is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or governmental instrumentality, and will not (except as provided in the Security Documents) result in the creation or imposition of any lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any governmental authority.

7.5 Capitalization. All of the outstanding Capital Securities of Borrower are duly authorized, validly issued and fully paid. All of the Capital Securities of each of Borrower’s Subsidiaries are owned by Borrower or a Subsidiary of Borrower.

7.6 Litigation. Except as set forth on Schedule 7.6, as of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any federal, state, municipal or other governmental department, commission, board, bureau, instrumentality or other agency, domestic or foreign, pending or, to the knowledge of the Credit Parties, threatened against or affecting the Credit Parties that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or that, if adversely determined, is not adequately covered by insurance and would have a Material Adverse Effect.

7.7 Financial Statements. The audited consolidated balance sheets of Borrower as of the Fiscal Year ended September 30, 2007, and the related statements of operation, stockholders equity and cash flows (including supporting footnote disclosures) for the fiscal years then ended, with the opinion of Rotenberg & Co., LLP (collectively, the “Financial Statements”), all heretofore furnished to the Lender, have been prepared in accordance with GAAP consistently applied throughout the periods indicated are all true and correct in all material respects and present fairly the financial condition at the date of said financial statements and the results of operations for the fiscal period then ending. The Credit Parties as of such date did not have any significant liabilities, contingent or otherwise, including liabilities for taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the Financial Statements, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Credit Parties. All such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.

7.8 Material Adverse Changes. As of the date of this Agreement, since September 30, 2007 there has been no material adverse change in the operations, business, property, assets or condition, financial or otherwise of the Credit Parties, taken as a whole, except for changes disclosed prior to the date of this Agreement by the Borrower either (i) in writing to the Lender or (ii) in the Borrower’s filings with the Securities and Exchange Commission.

7.9 Taxes. Each of the Credit Parties have filed or caused to be filed when due all federal tax returns or extensions and all state and local tax returns or extensions that are required to be filed, and have paid or caused to be paid all Taxes as shown on said returns or any assessment received. The filed returns accurately reflect in all material respects all liability for Taxes of the Credit Parties, as applicable, for the periods covered thereby. Each of the Credit Parties has paid all material Taxes payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the consolidated financial statements of the Credit Parties in accordance with GAAP. None of the Credit Parties’ tax returns are being audited on the date of this Agreement and none of the Credit Parties have been notified of any intention by any taxing authority to conduct such an audit.

7.10 Properties; Liens. Except as would not have a Material Adverse Effect, (a) the Credit Parties have good and marketable title to all of their properties and assets, including without limitation, the properties and assets reflected in the Financial Statements free and clear of all Liens, except for Permitted Liens, and (b) the Credit Parties have a valid leasehold estate and undisturbed peaceable possession under all leases under which they are operating, all of which are in full force and effect and none of which contain unusual or burdensome provisions that may materially adversely affect the operations of the Credit Parties.

7.11 Debt. Except for Permitted Debt, the Credit Parties have no outstanding Debt.

7.12 Franchises; Permits. Each of the Credit Parties has obtained and is in compliance with all licenses, permits, franchises, and governmental authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could reasonably be expected to have a Material Adverse Effect.

7.13 Compliance With Law.

(a) None of the Credit Parties is in violation of any laws, ordinances, governmental rules, requirements, or regulations, or any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, to which it is subject which violation could reasonably be expected to have a Material Adverse Effect.

(b) To the extent applicable, each of the Credit Parties is in compliance with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act, except in each case such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any of the Credit Parties, nor, to the knowledge of the Borrower, any director, officer, agent, employee (whether full time or contract), representative or other person acting on behalf of the Credit Parties has, in the course of its actions for, or on behalf of, the Credit Parties, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government Person or employee (whether full time or contract) from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government Person or employee (whether full time or contract).

7.14 Patents; Trademarks; and Authorizations. The Credit Parties own, possess or have licenses for all of the patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, trade secrets, proprietary information and know-how, and all rights with respect to the foregoing (collectively, the “Intellectual Property”), necessary to the conduct of their business as now conducted. A complete list of all such Intellectual Property with respect to which registrations have been issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any comparable foregoing governmental authority is set forth on the Schedule 7.14. Except as disclosed in Schedule 7.6, to the knowledge of the Credit Parties, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any of the Credit Parties in connection with its business infringes or may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person. Except as disclosed in Schedule 7.6, there is no pending or threatened claim or litigation against or affecting any of the Credit Parties contesting its right to sell or use any such product, process, method, substance, part or other material. There is no pending or proposed any patent, invention, device application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of or otherwise have a Material Adverse Effect.

7.15 Contracts and Agreements. None of the Credit Parties is a party to any contract or agreement that materially adversely affects its business, property, assets, or condition financial or otherwise, and each the Credit Parties is in compliance in all material respects with all material contracts and agreements to which it is a party.

7.16 Subsidiaries and Affiliates. Except Affiliates and Subsidiaries listed on Schedule 7.16 and Subsidiaries permitted by Section 10.10 below, Borrower has no Subsidiaries or Affiliates. The jurisdiction of formation and ownership of each of the Subsidiaries listed on Schedule 7.16 is set forth on such Schedule.

7.17 Governmental Contracts.

(a) None of the Credit Parties has knowledge of (i) an existing Organizational Conflict of Interest, as defined by the Federal Acquisition Regulation (“FAR”) 2.101, that has not been resolved through an appropriate mitigation plan or (ii) circumstances that could be reasonably likely to negatively affect in any material respects the Credit Parties’ ability to be awarded government contracts similar to those which the any of the Credit Parties is currently performing.

(b) None of the Credit Parties has knowledge of any payment by any Credit Parties to any Person in connection with any material government contract made in violation of applicable procurement statutes, regulations or the provisions of any of the Credit Parties’ material government contracts.

(c) With respect to each government contract to which any of the Credit Parties is a party or bound, (i) neither the United States Government nor any prime contractor, subcontractor or other Person has notified any of the Credit Parties, in writing or otherwise, that any of the Credit Parties has breached or violated any requirement of law, or material certificate or representation, or any clause which has resulted in a cure notice which in each case, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (ii) solely with respect to material government contracts, no termination for default is currently in effect pertaining to any such material government contract.

(d) (i) Neither any of the Credit Parties or any of their respective directors or officers is (or during the last five (5) years has been) under civil investigation by the United States Department of Justice or a state attorney general or under criminal investigation by any Governmental Authority, or is under indictment by any Governmental Authority with respect to any irregularity, misstatement or omission arising under or relating to any activities of the Credit Parties under a government contract and (ii) during the last five (5) years, none of the Credit Parties has made a voluntary disclosure to the United States Government with respect to any irregularity, misstatement or omission arising under or relating to a government contract, except, in each case, for any such investigation, indictment, voluntary disclosure, irregularity, misstatement or omission which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) There exist (i) no outstanding material claims against the Credit Parties, either by the United States Government or by any prime contractors, subcontractor, vendor or other third party, arising under or relating to any government contract and (ii) no disputes between the any of the Credit Parties and the United States Government under the Contract Disputes Act or any other Federal statute or between any of the Credit Parties and any prime contractor, subcontractor or vendor arising under or relating to any government contract, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(f) None of the Credit Parties or any of their respective directors, officers, owners, partners, or to the knowledge of the foregoing, employees, is (or during the last five (5) years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for United States Government contracting.

(g) No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default is in effect which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect has been issued by the United States Government to any of the Credit Parties and none of the Credit Parties is a party to any pending, or to the Borrower’s knowledge threatened, suspension, debarment, termination for default issued by the United States Government or other adverse United States Government action or proceeding in connection with any contract with the United States Government which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(h) No cost incurred pertaining to any government contract of any of the Credit Parties has been disallowed by the United States Government or any of its agencies or, to the knowledge of any of the Credit Parties, is the subject of any investigation or which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(i) On the date hereof the cost accounting systems and government property management systems with respect to the material government contracts of the Credit Parties comply in all material respects with the applicable cost accounting standards set forth in FAR Sections 30 and 45 respectively.

7.18 ERISA. Except as set forth on the Schedule 7.18:

(a) Identification of Plans. (i) Neither any Credit Party, nor any ERISA Affiliate, maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan, and (ii) none of the Credit Parties and their ERISA Affiliates maintains or contributes to, or have maintained or contributed to, any Plan that is an Executive Arrangement.

(b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a Material Adverse Effect.

(c) Liabilities. Neither any of the Credit Parties, nor any ERISA Affiliate, is currently, and has not been obligated in the last six (6) years to make contributions (directly or indirectly) to a Multiemployer Plan, and nor is currently subject to any liability (including withdrawal liability), tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Internal Revenue Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect.

(d) Funding. Each Credit Party and each ERISA Affiliate have made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA).

7.19 Employment and Labor Relations. None of the Credit Parties is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against and of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of the Credit Parties, (iii) no union representation question exists with respect to the employees of any of the Credit Parties, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against any of the Credit Parties, (v) no wage and hour department investigation has been made of any of the Credit Parties, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (vi) the Credit Parties have in place all current affirmative action plans applicable to their respective business operations and are in material compliance with all laws and regulations governing such affirmative action plans, including, without limitation, compliance with the terms set forth in such plans.

7.20 Disclosure. Neither this Agreement, any Loan Document nor any other document, certificate or statement furnished to the Lender by or on behalf of any Credit Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, performance or prospects of the Credit Parties, taken as a whole or their business or operations, taken as a whole, or the ability of the Credit Parties to fulfill their obligations under this Agreement or by any Loan Documents to which they are parties.

ARTICLE VIII - CONDITIONS OF LENDING

8.1 Loans. The following conditions must be satisfied before the Lender shall have any obligation to make Loans on the Closing Date under this Agreement:

(a) Performance. Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time each Loan is made.

(b) Opinion of Counsel. As of the Closing Date, the Credit Parties shall have delivered a favorable opinion of their counsel, in form and substance satisfactory to the Lender.

(c) Documents to be Delivered. Borrower shall have executed and delivered or have caused to be executed and delivered to the Lender all Loan Documents in form and substance satisfactory to Lender, and all Loan Documents shall be in full force and effect.

(d) Certified Resolutions. As of the Closing Date the Borrower and Guarantors shall have delivered a certificate of their respective corporate secretaries certifying (i) resolutions duly adopted by their respective Boards of Directors authorizing the execution, delivery and performance of the Loan Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby, as applicable, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or the Commitment has not been terminated, (ii) true and complete copies of their respective Certificates of Incorporation and By-Laws and (iii) the incumbency of their respective officers authorized to execute, deliver and perform this Agreement or the Loan Documents, as applicable.

(e) Fees and Taxes. Borrower shall have paid all filing fees, taxes, and assessments related to the borrowings and the perfection of any interests in collateral security required hereunder.

(f) Insurance. Borrower shall have delivered evidence satisfactory to the Lender of the existence of insurance required hereby.

(g) Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have executed and/or delivered such other documents, instruments, and agreements as the Lender and its legal counsel may reasonably require in connection with the transactions contemplated hereby.

(h) Certificates of Good Standing; Searches. As of the Closing Date, Borrower shall have delivered to the Lender (a) certificates of good standing from appropriate state officials to the effect that Borrower and each Guarantor is in good standing in the respective states of their incorporation as well as in all other states in which qualification is necessary to carry on their businesses as presently conducted and (b) UCC, judgment, bankruptcy and tax searches covering Borrower and each Guarantor in all jurisdictions deemed necessary by the Lender, the results of all of which shall be satisfactory to the Lender in all respects.

(i) Representations. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects.

(j) Consents and Approvals. The Lender shall have received evidence of receipt of all governmental, shareholder and other, if any, consents and approvals necessary in connection with the related financings and other transactions contemplated under this Agreement, except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

(k) Litigation. The Lender shall have been informed of any suit, investigation or proceeding pending in any court or before any arbitrator or governmental authority that would reasonably be expected either to have a Material Adverse Effect or to materially adversely affect the ability of any of the Credit Parties to perform its respective obligations under this Agreement, and no such suits, investigations, or proceedings shall be pending.

(l) Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(m) Minimum Borrowing Capacity. The Lender shall have received evidence satisfactory to it that Borrower has at least $2,000,000 of remaining availability under the Borrowing Base after the Revolving Credit Loans to be made on the Closing Date.

(n) Landlord Waivers. The Lender shall have received a waiver in form and substance satisfactory to Lender from each landlord of premises on which the Lender’s collateral is located and that is not owned by a Credit Party.

(o) Val-U-Tech, Inc.. On or before the Closing Date, the Lender shall have received final audited financial statements for Val-U-Tech Corp. for the fiscal year ended December 31, 2007, showing no material changes from Val-U-Tech Corp. internally prepared financial statements previously delivered to Lender. The Lender shall have reviewed and approved the final form, substance, terms, and conditions of the Val-U-Tech Transaction, including the Lender’s review and satisfaction with the proposed organizational and legal structure, tax assumptions, final projections, purchase allocation, accounting, due diligence, legal opinions, and other related matters. The Lender shall have received evidence satisfactory to it that (i) a minimum of $1,000,000 in value of Borrower stock shall have been delivered to fund purchase price in the Val-U-Tech Transaction, and (ii) the Val-U-Tech Subordinated Debt as of the Closing Date does not exceed a maximum principal amount of $3,500,000, and has been subordinated to the Obligations in form satisfactory to the Lender.

(p) Field Audit. On or before the Closing Date, the Lender shall have received the results of a field audit of the Credit Parties’ assets and operations performed at Borrower’s expense, the results of which must be satisfactory to Lender.

8.2 Subsequent Loans and Letters of Credit. The obligation of the Lender to make any Revolving Credit Loans or Equipment Line Loans shall at all times be subject to the following continuing conditions:

(a) Representations and Warranties. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects as of the date of making of each such advance (except those which are specific as to a date certain), with the same effect as if made on and as of such date.

(b) No Material Adverse Effect. Since the date of this Agreement, there has been no Material Adverse Effect.

(c) No Defaults. There shall exist no Default or Event of Default at the time each Loan is to be made.

8.3 Notice of Borrowing Representation. Each Notice of Borrowing given by a Borrower in accordance with Section 2.3 and 5.2 hereof and the acceptance by Borrower of the proceeds of a Revolving Credit Loan and/or Equipment Line Loan shall constitute a representation and warranty by the Borrower, made as of the time of the making of such Loan, that the conditions specified in Sections 8.1 and 8.2 have been fulfilled as of such time.

ARTICLE IX - AFFIRMATIVE COVENANTS OF BORROWER

So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Lender otherwise consents in writing, the Credit Parties shall:

9.1 Financial Statements; Other Information.

(a) Furnish to the Lender as soon as available, but in no event later than ninety (90) days after the close of each Fiscal Year in which this Agreement remains in effect, copies of annual consolidated financial statements of the Borrower in reasonable detail satisfactory to the Lender prepared in accordance with GAAP on a consistent basis audited by and with an unqualified opinion from an independent certified public accountant satisfactory to the Lender. Said financial statements shall include at least a consolidated and consolidating balance sheet and consolidated and consolidating statements of operations, stockholder’s equity and cash flow, and shall be accompanied by a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default or Default has occurred.

(b) Furnish to the Lender unaudited financial statements not more than forty-five (45) days after the close of each Fiscal Quarter. Said statements shall be in reasonable detail satisfactory to the Lender, shall be prepared in accordance with GAAP, shall include at least a consolidated and consolidating balance sheet and a consolidated and consolidating statements of operations, stockholder’s equity and cash flow. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default or Default has occurred.

(c) Furnish to the Lender unaudited financial statements not more than forty-five (45) days after the close of each Fiscal Month. Said statements shall be in reasonable detail satisfactory to the Lender, shall be prepared in accordance with GAAP, shall include at least a consolidated and consolidating balance sheet and a consolidated and consolidating statements of operations, stockholder’s equity and cash flow. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Event of Default or Default has occurred.

(d) Provide to the Lender weekly borrowing base reports (“Borrowing Base Reports”), in substantially the form of Exhibit G attached hereto, each accompanied by an accounts receivable aging, accounts payable aging, and inventory report. After giving thirty (30) days prior notice to Lender, Borrower may provide Borrowing Base Reports on a monthly rather than weekly basis; provided, however, at any time the unused availability under the Borrowing Base is less than $1,000,000, weekly Borrowing Base Reports must be provided.

(e) Provide to the Lender an annual operating budget with assumptions, in detail reasonably satisfactory to Lender, within thirty (30) days after the end of each Fiscal Year of Borrower.

(f) Permit the Lender to perform full field audits of the Credit Parties’ accounts receivable and inventories at Borrower’s expense; provided, however, prior to an Event of Default (i) any additional audit after one such audit during each of Borrower’s Fiscal Years shall be at the Lender’s expense, and (ii) Borrower’s expense shall not to exceed $7,000 per audit, plus disbursements and out-of-pocket expenses.

(g) Furnish to the Lender such additional information, reports, or financial statements as the Lender may, from time to time, reasonably request, including, without limitation, lists of vendors and suppliers and information necessary to monitor Revolving Loans.

(h) Permit any Person designated by the Lender to inspect the property, assets and books of the Credit Parties at reasonable times and, prior to an Event of Default, upon reasonable notice, and shall discuss their affairs, finances and accounts at reasonable times with the Lender from time to time as often as may be reasonably requested.

(i) Notify the Lender promptly upon addition of any new location at which it conducts business or maintains assets, and of any new warehousing or distributorship agreement.

(j) Report immediately to the Lender in writing upon becoming aware of any noncompliance with any covenant in this Agreement or any Default, including without limitation becoming aware of any noncompliance with Article XI in advance of the date on which the corresponding quarterly financial statements are due to be delivered to the Lender.

9.2 SEC Reports. Furnish to the Lender, as applicable, copies of all proxy statements, financial statements and reports which Borrower sends to its stockholders, and copies of all regular, periodic and current reports, and all comment letters and responses thereto, which Borrower files with the Securities and Exchange Commission (“SEC”) or any governmental authority which may be substituted therefore, or with any national securities exchange; provided, however, in lieu of such copies Borrower may advise Lender in writing (including by fax of email) that any such proxy statement, financial statement and report, as the case may be, is available on the SEC’s Edgar database.

9.3 Taxes. Pay and discharge all taxes, assessments, levies and governmental charges upon the Credit Parties, their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Credit Parties may in good faith contest any such taxes, assessments, levies or charges so long as such contest is diligently pursued and no lien or execution exists or is levied against any of the Credit Parties’ assets related to the contested items.

9.4 Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts reasonably satisfactory to the Lender, with responsible insurance companies on all of the Credit Parties’ real and personal properties in such amounts and against such risks as are prudent, including, but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (co-insurance not being permitted without the prior written consent of the Lender), all-risk coverage for personal property, business interruption or loss of rents coverage, worker’s compensation insurance, and comprehensive general liability and products liability insurance. The Credit Parties also shall maintain flood insurance covering any real properties located in flood zones. The Credit Parties shall provide to the Lender, no less often than annually and upon its request, a detailed list and evidence satisfactory to the Lender of their insurance carriers and coverage and shall obtain such additional insurance as the Lender may reasonably request. Insurance policies shall name the Lender as additional insured, as its interests may appear, and all policies shall provide for at least thirty (30) days prior notice of cancellation to the Lender.

9.5 Maintenance of Business Assets. At all times maintain, preserve, protect, and keep the Credit Parties’ assets in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Credit Parties may be properly and advantageously conducted at all times and the value of the Lender’s collateral shall be preserved.

9.6 Material Changes, Judgments. Notify the Lender promptly of any material adverse change in the financial condition of any of the Credit Parties, and of any event, circumstance, or condition that has had or could reasonably be expected to have a Material Adverse Effect, including the filing of any suits, judgments or liens which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

9.7 ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto with respect to all of the Credit Parties’ Plans.

9.8 Franchises; Permits; Laws. Preserve and keep in full force and effect the existence of the Credit Parties and all franchises, permits, licenses and other authority as are necessary to enable them to conduct their businesses as being conducted on the date of this Agreement, and comply in all material respects with all laws, regulations and requirements now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction over them.

9.9 Performance of Obligations. The Borrower will, and will cause each of the Credit Parties to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (taking into account any grace, notice, or cure periods applicable thereto), except in each case such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.10 Deposits; Bank Services. Maintain at the Lender all of the Credit Parties’ primary depository accounts, with exceptions permitted for accounts maintained for convenience in other geographical locations for the temporary deposit of receipts.

9.11 Amendments. Give the Lender prompt written notice of an amendment or modification to any of the Credit Parties’ Certificates of Incorporation or By-Laws other governing documents or agreements.

9.12 Additional Guarantors. Notify the Lender of the acquisition or creation of any new Subsidiary and cause each domestic Subsidiary created or acquired after the Closing Date to execute and deliver to the Lender a continuing guaranty, general security agreement, and other agreements in form and substance satisfactory to Lender subjecting all of the assets of the Subsidiary to the Lien held by the Lender, together with approvals and legal opinions in form and substance satisfactory to the Lender opining to the authorization, validity and enforceability of such Guaranty, and to such other matters at the Lender may reasonably request.

9.13 Further Assurances. Cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents.

ARTICLE X - NEGATIVE COVENANTS OF BORROWER

So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless the Lender otherwise consents in writing, none of the Credit Parties shall, directly or indirectly, jointly or severally:

10.1 Debt, Mortgages and Liens. Create, incur, assume or allow to exist, voluntarily or involuntarily, any Debt or Liens, excluding only (a) Debt to and interests held by the Lender under this Agreement, (b) Debt described in Schedule 10.1 attached hereto and made a part hereof, which Debt may not be renewed, extended, amended or modified, (c) Permitted Liens, (d) Debt and interests to which the Lender consents in writing, (e) Debt of Borrower to any Guarantor or of any Guarantor to Borrower, and (f) amounts payable under or related to the Val-U-Tech Transaction.

10.2 Loans and Investments. Make any Investment in any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except for (i) Investments in any Person that is already a Credit Party, (ii) Money Market Investments, and (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

10.3 Mergers, Dissolutions; Sales and Acquisitions; Change in Ownership Interests. Except for the Val-U-Tech Transaction, enter into any partnership, joint venture, merger or consolidation, or wind up, liquidate, or dissolve its affairs, or enter into a sale-leaseback except with Lender or its affiliates, or acquire all or substantially all the Capital Securities or assets of any Person, or sell, lease, transfer, or otherwise dispose of any its assets, except, for (a) (i) dispositions of inventory in the ordinary course of business or (ii) the disposition of any asset not material to the respective Credit Party or its business and not exceeding $100,000 in value, and (b) the merger of Borrower into any Guarantor or of any Guarantor into Borrower after giving written notice to the Lender of the intended merger, so long as any security interests granted to the Lender in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken.

10.4 Amendments. Allow the amendment or modification of its Certificate of Incorporation, By-Laws or other governing documents and agreements in any material respect without the prior written consent of the Lender.

10.5 Distributions. Make any Distributions without the prior consent of Lender.

10.6 Material Changes. Permit any material change to be made in the character of the business of any of the Credit Parties, or in the nature of their operations as carried on at the date hereof.

10.7 Compensation. Compensate any Person, including, without limitation, salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to the Credit Parties.

10.8 Judgments. Allow to exist any judgment against any of the Credit Parties in excess of $250,000 which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

10.9 Margin Securities. Not, directly or indirectly, use any part of the proceeds of the Obligations for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

10.10 Subsidiaries.

(a) Form, or permit to be formed, any Subsidiary unless such Subsidiary guarantees all Obligations to the Lender, which guarantee must be secured by all of its assets pursuant to a guaranty and a security agreement in form and substance acceptable to the Lender in its sole discretion.

(b) Directly or indirectly, and will not permit any of its Subsidiaries to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) make Distributions on its Capital Securities owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement and the other Loan Documents, (C) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (D) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, and (E) restrictions on the transfer of any asset pending the close of the sale of such asset.

10.11 Transactions with Credit Parties. Not, and will not permit any of the Credit Parties to, enter into any transaction or series of related transactions with any Affiliate of any of the Credit Parties, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Credit Party as would reasonably be obtained by the Credit Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate.

ARTICLE XI - FINANCIAL COVENANTS

So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Lender otherwise consents in writing, the Borrower shall:

11.1 Debt to EBITDARS. Maintain at all times a Debt to EBITDARS Ratio, on a consolidated basis, no greater than 3.75 to 1.00, reported at the end of each Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2008.

11.2 Minimum EBITDARS. Maintain minimum quarterly EBITDARS, on a consolidated basis, equal to or greater than $350,000, measured at the end of each Fiscal Quarter commencing with the Fiscal Quarter ending on June 30, 2009.

11.3 Fixed Charge Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio, on a consolidated basis, equal to or greater than 1.10 to 1.00, reported at the end of each Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2008.

11.4 Quarterly Covenant Compliance Sheet. Provide the Quarterly Covenant Compliance Sheet to the Lender within thirty (30) days after the close of each of its Fiscal Quarters.

ARTICLE XII - ENVIRONMENTAL MATTERS; INDEMNIFICATION

12.1 Environmental Representations. Borrower represents and warrants that:

(a) Neither the Improvements nor any property adjacent to the Improvements is being or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products except in compliance with all Environmental Laws.

(b) Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws

(c) The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances, except as permitted by Environmental Laws.

(d) There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and the Credit Parties have not received any form of notice or inquiry from any federal, state or local governmental agency or authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

(e) All Environmental Permits relating to the Credit Parties and the Improvements have been obtained and are in full force and effect.

(f) No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

(g) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, governmental agency or authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements.

(h) There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.

12.2 Environmental Covenants. Borrower covenants and agrees with the Lender that, until the Obligations have been fully satisfied and paid and the Commitment has been terminated, the Borrower shall:

(a) Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.

(b) Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.

(c) Promptly provide the Lender with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the improvements or any property adjacent to the Improvements.

(d) Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.

(e) At all times upon prior notice, allow the Lender and its officers, employees, agents, representatives, contractors and subcontractors access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.

(f) Deliver promptly to the Lender: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning a Credit Parties’ operations or the Improvements; and (ii) copies of any documents submitted by any of the Credit Parties to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.

(g) If at any time the Lender obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the improvements, the Lender may require that a kill or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to the Lender be prepared by an environmental engineer or other qualified person acceptable to the Lender at the Borrower’s expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If the Lender requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, the Credit Parties shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

12.3 Indemnity. Borrower agrees to indemnify, defend and hold harmless the Lender from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Lender (or any other Person affiliated with the Lender or representing or acting for the Lender or at the Lender’s behest, or with a claim on the Lender or to whom the Lender has liability or responsibility of any sort related to this Section 12.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by the Lender, or other Person described in this Section 12.3 shall be deemed to include, without limitation, any sums which the Lender deems it necessary or desirable to expend to protect the Lender’s security interests and liens.

12.4 No Limitation. The liability of the Borrower under this Article XII shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of the Credit Parties or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article XII, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of any of the Credit Parties or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, or the Lender’s voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other document relating to the Obligations, (e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting the Lender’s recourse, to property encumbered by any mortgage or to any other security or limiting the Lender’s rights to a deficiency judgment against the Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Lender or any information which the Lender may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.

12.5 Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Borrower under Section 12.3 shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations, unless such liability and obligations are terminated with express reference to this Section 12.5.

12.6 Investigations. If Borrower defaults on any of its Obligations pursuant to this Agreement or any other Loan Document, the Lender or its designee shall have the right, upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including, but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Lender to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional Debt secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at the highest rate then borne by any of the Obligations.

12.7 No Warranty Regarding Information. Borrower agrees that the Lender shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that the Lender has no duty to warn any of the Credit Parties or any other Person about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Lender.

ARTICLE XIII - DEFAULTS

13.1 Defaults. The following events (hereinafter called “Events of Default”) shall constitute defaults under this Agreement:

(a) Nonpayment. Failure of Borrower to make any payment of any type under the terms of this Agreement, any of the Notes, or of any of the Loan Documents, within ten (10) days after the same becomes due and payable, except that there shall be no ten (10) day grace period for the Borrower’s obligation to reduce the principal balance of the Revolving Credit Facility if the outstanding principal balance of the Revolving Credit Facility exceeds the Revolving Credit Commitment or the Borrowing Base under Sections 2.1 and 2.2 of this Agreement.

(b) Performance. Failure of any of the Credit Parties to observe or perform, as applicable,

(i) any of the financial covenants in Article XI of this Agreement,

(ii) Sections 9.1(a), 9.1(b), 9.1(c), 9.1(d), and 9.4,

(iii) Sections 9.1(f), 9.1(j) 9.6, and 9.12 within ten days after the date on which performance was required, or

(iv) any condition, covenant or term of this Agreement or any Loan Document not covered by Section 13.1(a), Section 13.1(b)(i), Section 13.1(b)(ii), or Section (iii) which is not cured within thirty (30) days after notice of such failure is sent by the Lender, and provided that during such thirty (30) day period the Credit Parties are diligently and in good faith curing such failure.

(c) Other Obligations to Lender. Failure of any Credit Party to observe or perform any condition or covenant of any other agreement or instrument with the Lender, or any of its affiliates not covered by Section 13.1(a) or Section 13.1(b) after any applicable cure or grace period related thereto.

(d) Obligations to Third Parties. Default by any Credit Party under:

(i) any agreement or instrument involving Debt in excess of $100,000 (except as covered by Section 13.1(a), Section 13.1(b), or Section 13.1(c)) unless and so long as such default is being contested reasonably diligently and in good faith and no judgment has been taken against the respective Credit Party or restraint, levy, or similar action with respect to any assets of the Credit Party has occurred, or

(ii) any other agreement with any third Person, which is not terminable on thirty (30) days or less notice, or provides for payment of consideration of more than $100,000 by any party thereafter unless and so long as such default is being contested reasonably diligently and in good faith.

(e) Representations. Failure of any representation or warranty made by any Credit Party in connection with the execution and performance of any Loan Document or any certificate of officers pursuant thereto, to be truthful, accurate or correct in all material respects; provided such failure in the case of representations and warranties specific as to a date certain must be as of such date certain.

(f) Financial Difficulties. Financial difficulties of any Credit Party as evidenced by:

(i) any admission in writing of inability to pay debts as they become due; or

(ii) immediately upon the filing of a voluntary, or sixty (60) days after a filing of an involuntary, petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal or state statute providing for the relief of debtors unless, in the case of the filing of an involuntary petition, it is dismissed within such sixty (60) day period; or

(iii) making an assignment for the benefit of creditors; or

(iv) consenting to the appointment of a trustee or receiver for all or a major part of any of its property; or

(v) the entry of a court order appointing a receiver or a trustee for all or a major part of its property which is not bonded, discharged or stayed within sixty (60) days;

(vi) the occurrence of any event, action, or transaction that could give rise to a lien or encumbrance on the assets of any Credit Party as a result of application of relevant provisions of ERISA; or

(vii) the occurrence of any Forfeiture Action.

(g) The occurrence of a Change in Control.

(h) Security Documents. Any Credit Party, as signatory under any of the Security Documents, shall cause at any time or if for any reason the Security Documents to: (i) cease to create a valid and perfected Lien in and to the property purported to be subject to the same for any reason other than the failure of the secured parties thereunder to continue any UCC financing statement, or (ii) cease to be in full force and effect or shall be declared null and void, or (iii) the validity or enforceability of any Security Document shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligations to the secured parties thereunder.

(i) ERISA. Any event occurs or condition exists which, with notice or lapse of time or both, would make any Plan of any Credit Party subject to termination under subsections (1), (2) and (3) of Section 4042(a) of ERISA, or any Credit Party or any of their respective plan administrators shall have received notice from the PBGC indicating that it has made a determination that any Plan of any Credit Party is subject to termination under Section 4042(a)(4) of ERISA, or any Credit Party is subject to employer’s liability under Section 4062, 4063, or 4064 of ERISA, in each case under ERISA as now or hereafter amended.

(j) Government Contracts. Any notice of debarment, notice of suspension or termination for default shall have been issued under any government contract, or (ii) any of the Credit Parties is debarred or suspended from contracting with any part of the United States Government or any state, local or foreign government, or (iii) a United States Government or any state, local or foreign government investigation shall have resulted in criminal or civil liability, suspension, debarment or any other adverse administrative action arising by reason of alleged fraud, willful misconduct, neglect, default or other wrongdoing, or (iv) the actual termination of any government contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing and the effect of any of the foregoing events, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

13.2 Remedies.

(a) If any one or more Events of Default listed in Section 13.1(f)(i)-(vi) occur, (a) the Commitment and any further commitments or obligations of the Lender shall be deemed to be automatically and without need for further action terminated, and (b) all Obligations of the Borrower to the Lender, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 13.1(f)(i)-(vi) occur, the Lender may, at its option, take either or both of the following actions at the same or different times: (i) terminate the Commitment and any further commitments or obligations of the Lender, and (ii) declare all Obligations of the Borrower to the Lender, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

(b) In case any such Events of Default shall occur, the Lender shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Lender either before, or after, or during the pendency of any proceedings for the enforcement, of any Security Document and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Lender shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations.

(c) The Lender shall be entitled to exercise any other legal or equitable right which it may have, and may proceed to protect and enforce its rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and the Loan Documents.

ARTICLE XIV - MISCELLANEOUS

14.1 Waiver. No delay or failure of the Lender to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Lender. All rights, remedies, powers, and privileges herein conferred upon the Lender shall be deemed cumulative and not exclusive of any others available.

14.2 Survival of Representations. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of other agreements hereunder.

14.3 Additional Security; Setoff. The Lender shall have a security interest in and right of setoff with respect to all deposits or other sums credited by or due from the Lender to Borrower and a security interest in all securities or other property of Borrower in any of the Lender’s possession for safekeeping or otherwise. The Lender’s security interest shall secure payment of the Obligations. In the event of any Event of Default under this Agreement, regardless of the adequacy of collateral, without any demand or notice, except as required by applicable law, any Lender may apply or setoff such deposits or other sums and may sell or dispose of any or all of such securities or other property and may exercise any and all rights it may have under the New York Uniform Commercial Code, as in effect from time to time. The rights of the Lender under this Agreement are in addition to, and not exclusive of, any other rights it may have with respect to such deposits, sums, securities, or other property under other agreements or applicable principles of law. The Lender shall have no duty to take steps to preserve rights against prior parties as to such securities or other property.

14.4 Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when delivered in person, the Business Day after delivery to a nationally recognized overnight courier marked for next Business Day delivery, or three (3) Business Days after it is mailed certified mail postage prepaid, return receipt requested, addressed as follows:

If to Lender:

Manufacturers and Traders Trust Company
255 East Avenue
Rochester, New York 14604
Attention: J. Theodore Smith/Brett Rawlings
Facsimile: (585) 325-5105

with a copy to:

Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
Attention: Beth Ela Wilkens, Esq.
Facsimile: (585) 419-8818

If to Borrower:

IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
Attention: W. Barry Gilbert, CEO
                  Michael Schlehr, CFO

with a copy to:

Boylan Brown Code Vigdor & Wilson
2400 Chase Square
Rochester, New York 14604
Attention: Robert F. Mechur, Esq.
Facsimile: (585) 232-3528

Any party may change, by notice in writing to the other parties, the address to which notices to it shall be sent.

14.5 Entire Agreement. This Agreement and the Loan Documents embody the entire agreement and understanding among the parties and supersede all prior agreements and understandings relating to the subject mailer hereof. This Agreement shall not be changed or amended without the written agreement of all parties hereto. This Agreement embodies all commitments to lend between the Lender and the Borrower and supersedes any prior commitments.

14.6 Parties in Interest.

(a) All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon and be enforceable by the parties and their respective successors and assigns and shall inure to the benefit of and be enforceable by any holder of any of the Notes. Upon any transfer of any Obligation or any interest therein any Lender may deliver or otherwise transfer or assign to the holder any collateral or guarantees for the Obligation, which holder shall thereupon have all the rights of the Lender.

(b) The rights, remedies, and benefits of and in favor of the Lender under this Agreement shall inure to the benefit of, and be enforceable by, any or all of the Lender and each of its affiliates.

14.7 Indemnity. Nothing in this Section 14.7 shall be deemed or shall be construed to relieve or release the Lender from any liability for breach of contract arising from any failure by the Lender to perform its contractual obligations hereunder. The Borrower shall indemnify and hold harmless the Lender and its affiliates, directors, officers, employees, agents, and representatives from and against any and all claims, damages, liabilities, and expenses that may be incurred by or asserted against such indemnified party in connection with the Loan Documents and the transactions contemplated thereby including in connection with the investigation of, preparation for, or defense of any pending or threatened claim, action, or proceeding; provided, however, that the Borrower shall not be liable to any indemnified party for such claims, damages, liabilities, and expenses resulting from such indemnified party’s own gross negligence or willful misconduct.

14.8 Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used in this Section 14.8, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all Loan Documents.

14.9 Severability. In the event that anyone or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

14.10 Governing Law. This Agreement and the Loan Documents, together with all of the rights and obligations of the parties hereto, shall be construed, governed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

14.11 Electronic Communications. Borrowing base and compliance certificates submitted to the Lender electronically by a representative of the Borrower shall be deemed to have been submitted and signed by the representative sending the electronic communication.

14.12 Patriot Act. The Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001 and for purposes of this Section 14.12 called the “Act”), it is required to obtain, verify, and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow the Lender to identify the Credit Parties in accordance with the Act.

14.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

14.14 Survival. All indemnities set forth herein shall survive the execution, delivery, and termination of this Agreement and the Loan Documents and the making and repayment of the Obligations.

14.15 Jurisdiction. Borrower hereby irrevocably and unconditionally consents to jurisdiction and service of process, which may be effected by certified mail in accordance with the certified mail provisions contained in Section 14.4, in the Supreme Court of the State of New York sifting in Monroe County, or of the United States District Court for the Western District of New York. Borrower hereby irrevocably and unconditionally waives any objection it may have to the laying of venue of any such action, suit or proceeding in any such court referred to in this Section 14.15. Borrower hereby irrevocably waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in any such court.

14.16 Waiver of Trial by Jury. BORROWER WAIVES TRIAL BY JURY OF ANY CLAIMS OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT, THE LOAN DOCUMENTS, THE OBLIGATIONS AND ALL MATTERS RELATED HERETO TO THE FULLEST EXTENT ALLOWED BY LAW.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives by their signatures below.

[Signature Pages Follow]

MANUFACTURERS AND TRADERS TRUST COMPANY,

By:
Brett W. Rawlings
Assistant Vice President

IEC ELECTRONICS CORP.

By:
W. Barry Gilbert
Chief Executive Officer

EXHIBIT A
FORM OF MONTHLY COVENANT COMPLIANCE CERTIFICATE

IEC ELECTRONICS CORP.
FINANCIAL COVENANT CALCULATION

As of ______________:

Credit Agreement Section	Covenant	Calculation as of Above Date	Compliance (Yes/No)	Requirement

Section 11.1	Debt to EBITDARS	_____ to 1.0		No greater than 3.75:1.00

Section 11.2	Minimum Quarterly EBITDARS	$___________		At least $350,000

Section 11.3	Fixed Charge Coverage Ratio	_____ to 1.0		At least 1.10:1.00

I hereby certify that (i) the above calculations are correct and accurately reflect the consolidated financial condition of the Borrower as of the date shown above, and (ii) No Default or Event of Default has occurred under the Credit Facility Agreement dated as of May 30, 2008 (if and as the same has been amended).

As Chief Financial Officer
of IEC ELECTRONICS CORP.

EXHIBIT B
FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

$9,000,000	May 30, 2008

IEC ELECTRONICS CORP. (“Borrower”), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”) the principal sum of Nine Million Dollars ($9,000,000) or, if less, the amount of the Revolving Credit Loans loaned by the Lender to Borrower pursuant to the Agreement referred to below, in lawful money of the United States of America and in immediately available funds on the date(s) and in the manner provided in said Agreement and with a final payment on the Termination Date. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

The date and amount of each Revolving Credit Loan made by the Lender to the Borrower under the Agreement referred to below, maturity date and each payment of principal thereof, shall be recorded by the Lender on its books. The Lender’s records shall be presumed to be accurate absent manifest error.

This is the Revolving Credit Note referred to in that certain Credit Facility Agreement (as amended from time to time, the “Agreement”) dated as of May 30, 2008, made among Borrower and Lender, and evidences the Revolving Credit Loans made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Revolving Credit Note.

This Revolving Credit Note shall be governed by the laws of the State of New York.

IEC ELECTRONICS CORP.

By:
Title:

EXHIBIT C
FORM OF TERM LOAN NOTE

TERM LOAN NOTE

$1,700,000	May 30, 2008

IEC ELECTRONICS CORP. (“Borrower”), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”) the principal sum of One Million Seven Hundred Thousand Dollars ($1,700,000), in lawful money of the United States of America and in immediately available funds in consecutive installments of principal on the first day of each month in the amount of $28,334 each. The entire unpaid principal amount of this Term Loan Note shall be due and payable on the Term Loan Maturity Date. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

This is the Term Loan Note referred to in that certain Credit Facility Agreement (as amended from time to time, the “Agreement”) dated as of May 30, 2008, made among Borrower and Lender, and evidences the Term Loan made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Term Loan Note.

This Term Loan Note shall be governed by the laws of the State of New York.

IEC ELECTRONICS CORP.

By:
Title:

EXHIBIT D
FORM OF ENERGY LOAN NOTE WITH RIDER

See attached

EXHIBIT E
FORM OF EQUIPMENT LINE NOTE

EQUIPMENT LINE NOTE

$________________	_________________, 20__

IEC ELECTRONICS CORP. (“Borrower”), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”) the principal sum of __________________ Dollars ($_____________), in lawful money of the United States of America and in immediately available funds in consecutive installments of principal on the first day of each month in the amount of $__________ each. The entire unpaid principal amount of the Equipment Line Loan evidenced hereby shall be due and payable on the Termination Date. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement. The initial interest rate hereunder shall be [the Base Rate plus Applicable Margin/the LIBOR Rate for a LIBOR Interest Period of _______ months plus Applicable Margin/the Fixed Rate of ________% per annum for a period of _________.

This is an Equipment Line Note referred to in that certain Credit Facility Agreement (as amended from time to time, the “Agreement”) dated as of May 30, 2008, made among Borrower and Lender, and evidences an Equipment Line Loan made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Term Loan Note.

This Term Loan Note shall be governed by the laws of the State of New York.

[The Linked Deposit Program Rider attached to this Equipment Line Note is incorporated herein by reference.]

IEC ELECTRONICS CORP.

By:
Title:

EXHIBIT F
FORM OF LINKED DEPOSIT PROGRAM RIDER

LINKED DEPOSIT PROGRAM RIDER

THIS RIDER is made as _______________, 20___ by IEC ELECTRONICS CORP. (“Borrower”) in favor of Manufacturers and Traders Trust Company (“Lender”) in connection with and as an addendum to the Equipment Line Note dated on even date herewith in the original principal amount of $_____________ (‘Note”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings as set forth in the Note and the Agreement referenced therein. To the extent that the terms of this Rider are inconsistent with other terms in the Note, the terms of this Rider shall control.

Definitions.

“Adjusted Rate” shall mean on any given day the rate selected by the Borrower pursuant to Section 5.1 of the Agreement as in effect on the Closing Date, or any successor section thereto.

“Program Rate” shall mean the rate equal to _____ percentage points below the initial Fixed Rate applicable to the Note.

“Reset Date” shall mean:

☐ Not Applicable (the Note is to mature without a Reset Date.)

☐ the date _____ months from the date of the Note (which under no circumstances shall be more than forty-eight (48) months from the date of this Note).

Interest.

The unpaid principal of this Note shall earn interest from and including the date the proceeds of this Note are disbursed, to, but not including, the earlier of the Reset Date (if applicable) or the final maturity date of the Note, at a rate per year (“Interest Rate”) which shall on each day be the Program Rate; provided, however, the applicable Interest Rate prior to the earlier of the Reset Date (if applicable) or the final maturity date of the Note shall automatically and immediately (without further notice to Borrower) be adjusted to the Base Rate plus Applicable Margin if (i) the Lender terminates its participation in the Linked Deposit Program, (ii) the Linked Deposit Program is canceled or otherwise terminated, (iii) Borrower’s right to participate in the Linked Deposit Program is canceled, revoked or is otherwise not authorized, or (iv) all requirements of the Linked Deposit Program have not been satisfied (as determined by the Lender in its discretion) with respect to the Loan evidenced by the Note. Under any of the above scenarios, the Lender reserves the right to charge Borrower for the amount of any interest that would have accrued, or other amounts that would otherwise have been due to the Lender, if the Base Rate had been in effect from the date the proceeds of the Note were disbursed, and the Lender will waive any applicable Prepayment Premium.

[From and including the Reset Date (if applicable), to, but not including the date all amounts hereunder are paid in full, the applicable Interest Rate shall be the Adjusted Rate.]

Recalculation of Principal and Interest Installments.

To the extent (if at all) that the Note contemplates repayment by Borrower in consecutive level installments of principal and interest over the term of the Note until the Maturity Date, the amount of each installment of principal and interest due and payable under the Note may be adjusted by the Lender at any time to account for any change in the applicable Interest Rate as described herein. Absent manifest error, the Lender’s calculation of the adjustment and determination of the ongoing installment amounts shall be conclusive of the amounts due and payable by Borrower. Any such adjustment may affect the amount of the final installment of principal due at the final maturity date of the Note.

IEC ELECTRONICS CORP.

By:
Title:

EXHIBIT G
FORM OF BORROWING BASE REPORT

See attached

SCHEDULE 1.1(a)
PERMITTED LIENS

None

SCHEDULE 1.1(b)
SECURITY DOCUMENTS

General Security Agreement

Negative Pledge Agreement

Pledge Agreement

Trademark Security Agreement

Copyright Security Agreement

SCHEDULE 7.1
CREDIT PARTIES; JURISDICTIONS

Credit Party Name	Jurisdiction of Formation	Jurisdictions of Qualification

IEC Electronics Corp.	Delaware	New York

Val-U-Tech Corp.	New York	None

SCHEDULE 7.6
LITIGATION

On August 13, 2003 General Electric Company (“GE”) commenced an action in the State of Connecticut against IEC and Vishay Intertechnology, Inc. (“Vishay”). The action alleges cause of action for breach of a manufacturing services contract, which had an initial value of $4.4 million, breach of express warranty, breach of implied warranty, and a violation of the Connecticut unfair trade practices act. Vishay supplied a component that IEC used to assemble printed circuit boards for GE that GE contends failed to function properly requiring a product recall. GE claims damages “in excess of $15,000” plus interest and attorney’s fees. IEC and Vishay are proceeding to defend GE’s Connecticut action on the merits and IEC is proceeding with a cross claim against Vishay. IEC filed a motion for summary judgment directed to all counts. On January 11, 2007, the Court granted the motion in part, dismissing the claim for violation of the Connecticut unfair trade practices act, but determined that factual issues were disputed on the contract and warranty claims. On September 17, 2007, at a status conference, the parties agreed to a schedule for the case and it was set forth as an order of the Court. The scheduling order contemplates a trial to begin on January 5, 2010. IEC intends to vigorously defend the claims and prosecute the cross claim, and is proceeding with the discovery process in accordance with the scheduling order.

SCHEDULE 7.14
INTELLECTUAL PROPERTY

Registered Trademarks:

1.	“IEC”

Registration Number: 1646272

2.	IEC Logo

Registration Number: 1650337

Registered Copyrights:

1.	Type of Work: Text

Registration Number: TXu000800909

Application Title: The IEC UCW Menu System.

SCHEDULE 7.16
SUBSIDIARIES AND AFFILIATES

Subsidiary Name	Jurisdiction of Formation	Jurisdictions of Qualification

VUT Merger Corp.	New York	None

Val-U-Tech Corp.	New York	None

SCHEDULE 7.18
ERISA MATTERS

IEC Electronics Corp.:

IEC Electronics Corp. 401k Plan

Employee Profit Sharing Plan

2001 Stock Option and Incentive Plan

Management Incentive Plan

Cafeteria Plan (Medical/Dental/Flex Spending)

Long Term Disability Plan

Life Insurance Plan

Val-U-Tech Corp.:

Val-U-Tech Corp. 401k Profit Sharing Plan and Trust

Val-U-Tech Corp. Section 125 Plan (Health/Dental)

SCHEDULE 10.1
DEBT

None